Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Scilex Pharmaceuticals, Inc.

San Diego, California

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Sorrento Therapeutics, Inc. and Subsidiaries, of our report dated April 7, 2016 relating to the financial statements of Scilex Pharmaceuticals, Inc. Our report contains an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in this Prospectus which is part of the Registration Statement.

/s/ BDO USA, LLP

New York, New York

July 11, 2017